EXHIBIT 99.1

[Avondale Industries, Inc. Letterhead]

          IMMEDIATELY - JULY 7, 1999

          Thomas M. Kitchen: (504) 436-5237
          Ed Winter (Media): (504) 436-5253

          AVONDALE VINDICATED BY UNANIMOUS
          5TH CIRCUIT COURT DECISION


NEW ORLEANS, LOUISIANA - Avondale Industries Inc. (NASDAQ/NMS-AVDL) today announced that it has been notified by the United States Circuit Court that Avondale's contestment of the 1993 union election has been upheld. Albert
L. Bossier, Jr., Chairman and Chief Executive Officer of Avondale said, "We are gratified that the Fifth Circuit Court of Appeals has upheld the position of Avondale Industries by finding the 1993 representation election `fatally flawed'."

The ruling means that the election lacks validity, as the Company has maintained for six years. It also demonstrates the falsity of the attacks on Avondale by the Metal Trades Council and its partners at the AFL-CIO in Washington. It should now be obvious to everyone that the union's $3 million corporate campaign, used as a tool to discredit the company with its employees, the community and the U.S. Navy, was a ploy to strong arm the Company to the negotiating table in order to avoid this decision.

Bossier further noted that "Under the decision, the Metal Trades Council of New Orleans has no standing as the bargaining agent for Avondale employees. The Company was correct in declining to negotiate with the union. It was also correct to contest the directive of the National Labor Relations Board on that score."

The Company has never viewed this legal dispute as a contest with its employees. Avondale management highly values the shipyard workforce for its efficiency and skill. Despite the stresses caused by this controversy, the employees have performed exceptionally. They have contributed greatly to the Company's growth and success during the 1990s. With this ruling behind us, the Company looks forward to further progress that will benefit everyone associated with Avondale.

Avondale Industries, Inc. based in metro New Orleans, designs, builds and overhauls ships for the U.S. Navy, the U.S. Coast Guard and commercial customers.




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